Exhibit 10.3

No. W-4870     27,667 Restricted Stock Units
2019 RESTRICTED STOCK UNIT AGREEMENT
This 2019 RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is between OCEANEERING INTERNATIONAL, INC. (the “Company”) and Charles W. Davison, Jr. (the “Participant”), an employee of the Company or one of its Subsidiaries, regarding an award (this “Award”) of 27,667 units (the “Restricted Stock Units”) each representing the right to receive one share of Common Stock under the SECOND AMENDED AND RESTATED 2010 INCENTIVE PLAN OF OCEANEERING INTERNATIONAL, INC. (the “Plan”), awarded to the Participant effective June 3, 2019 (the “Award Date”), such number of Restricted Stock Units being subject to adjustment as provided in Section 15 of the Plan, and further subject to the following terms and conditions:
1.Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined or otherwise specifically provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.Vesting.
(a)General. All Restricted Stock Units shall vest in full on February 28, 2022 (the “Scheduled Vesting Date”), provided the Participant is in Service on such date.
(b)Retirement Age. If the Participant terminates Service prior to the Scheduled Vesting Date and as of such termination date the Participant has obtained Retirement Age, then the Restricted Stock Units shall vest pro rata in accordance with the following schedule:

Date of Termination Due to Retirement	Number of Vested Restricted Stock Units
On or after December 15, 2019, but prior to December 15, 2020	One-third
On or after December 15, 2020, but prior to December 15, 2021	Two-thirds
On or after December 15, 2021	All
For the avoidance of doubt, if the Participant, who is of Retirement Age, terminates Service prior to December 15, 2019, then this Award shall be forfeited in full as of such termination date.
(c)Change of Control with Termination. If a Change of Control occurs prior to the Scheduled Vesting Date and the Participant’s Service is terminated on or after the Change of Control (i) by the Company or any successor to the Company for any reason or (ii) by the Participant for Good Reason, then all of the Restricted Stock Units shall vest as of such termination date.

Exhibit 10.3    Page 1

(d)Death or Disability. If the Participant’s Service is terminated prior to the Scheduled Vesting Date due to the Participant’s death or Disability, then all of the Restricted Stock Units shall vest as of such termination date.
3.Forfeiture of Award. If the Participant’s Service terminates under any circumstances, except those provided in Paragraph 2 of this Agreement or in any other written agreement between the Participant and the Company which provides for vesting of the Restricted Stock Units, all unvested Restricted Stock Units as of the Service termination date shall be forfeited as of the Participant’s Service termination date.
4.Registration of Restricted Stock Units. The Participant’s right to receive the Restricted Stock Units shall be evidenced by book entry registration (or by such other manner as the Committee may determine).
5.Settlement and Delivery of Shares. Settlement of all Restricted Stock Units will be made by payment in shares of Common Stock, which shall be delivered to the Participant as soon as administratively practicable following the applicable vesting date determined pursuant to Paragraph 2. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
6.No Shareholder Rights; No Dividend Equivalents. The Participant shall have no rights of a shareholder with respect to shares of Common Stock subject to this Award unless and until such time as this Award has been settled by the transfer of shares of Common Stock to the Participant. The Company will not pay dividend equivalents on any outstanding Restricted Stock Units.
7.Definitions. For purposes of this Agreement:
(a)“Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Participant’s inability and its anticipated duration shall be determined solely by a medical physician of the Participant’s choice to be approved by the Company, which approval shall not be unreasonably withheld.
(b)“Good Reason” means the Participant terminates his or her employment with the Company and its Subsidiaries within 30 days after:
(i)the Participant’s aggregate value of total annual compensation (including salary, bonuses, long and short-term incentives, deferred compensation and award of stock options, as well as all other benefits in force on the date immediately prior to a Change of Control) as an employee of the Company or one of its Subsidiaries is reduced to a value that is 95% or less of the value thereof on the date immediately prior to the Change of Control, or

Exhibit 10.3    Page 2

(ii)the Participant’s scope of work responsibility as an employee of the Company or one of its Subsidiaries is materially reduced from that existing on the date immediately prior to the Change of Control, or the Participant as an employee of the Company or one of its Subsidiaries is requested to relocate more than 25 miles from his or her place of Service with the Company on the date immediately prior to the Change of Control.
(c)“Retirement Age” means the earlier to occur of the Participant attaining:
(i)age 65 or more; or
(ii)age 60 or more with at least 15 years of continuous Service, provided that the Participant has continuously remained in Service from the Award Date until the earlier to occur of (i) or (ii).
(d)“Service” means employment with the Company or any of its Subsidiaries or service as a member of the Board of Directors of the Company.
(e)“Specified Employee” means an employee identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the applicable guidance issued thereunder.
8.Notices. Unless the Company notifies the Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement or the Plan shall be in writing addressed to the Corporate Secretary of the Company and shall be: (a) by registered or certified United States mail, postage prepaid, to 11911 FM 529, Houston, Texas 77041-3011; or (b) by hand delivery or otherwise to 11911 FM 529, Houston, Texas 77041-3011. Any such notice shall be deemed effectively delivered or given upon receipt.
Notwithstanding the foregoing, in the event that the address of the Company’s principal executive offices is changed prior to the date of any settlement of this Award, notices shall instead be made pursuant to the foregoing provisions at the then current address of the Company’s principal executive offices.
Any notice or other communication to the Participant with respect to this Agreement or the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices mailed by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified at the end of this Agreement or at such other address as the Participant hereafter designates by written notice to the Company.
9.Assignment of Award. Except as otherwise permitted by the Committee and as provided in the immediately following paragraph, the Participant’s rights under the Plan and this Agreement are personal, and no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by a domestic relations order. This Award is payable during his or her lifetime only to the Participant, or in the case of the Participant being mentally incapacitated, this Award shall be payable to his or her guardian or legal representative.
The Participant may designate a beneficiary or beneficiaries (the “Beneficiary”) to whom this Award under this Agreement, if any, will pass upon the Participant’s death and may

Exhibit 10.3    Page 3

change such designation from time to time by filing with the Company a written designation of Beneficiary on the form attached hereto as Exhibit A, or such other form as may be prescribed by the Committee; provided that no such designation shall be effective unless so filed prior to the death of the Participant and no such designation shall be effective as of a date prior to receipt by the Company. The Participant may change his or her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation that the Company receives in accordance with the foregoing provisions will be controlling. Following the Participant’s death, this Award, if any, will pass to the designated Beneficiary and such person will be deemed the Participant for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive the Participant’s death, this Award shall pass to the Participant's estate.
10.Withholding. The Company's obligations under this Agreement shall be subject to the satisfaction of all applicable withholding requirements including those related to federal, state and local income and Service taxes (the “Required Withholding”). The Company may withhold an appropriate number of shares from the Common Stock that would otherwise have been delivered to the Participant (with respect to the settlement of this Award) necessary to satisfy the Participant’s Required Withholding, and deliver the remaining shares of Common Stock (or cash in lieu of fractional shares) to the Participant, unless the Participant has made arrangements with the Company for the Participant to deliver to the Company cash, check, other available funds or shares of previously owned Common Stock for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date an amount is included in the income of the Participant. The amount of the Required Withholding and the number of shares to satisfy the Participant’s Required Withholding shall be based on the Fair Market Value of the shares on the date prior to the applicable date of income inclusion.
11.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted in Paragraph 9 of this Agreement.
12.No Service Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued Service with the Company or any Subsidiary.
13.Code Section 409A Compliance. The Restricted Stock Units granted under this Agreement are intended to comply with or be exempt from Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. If the Participant is a Specified Employee on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A‑1(h), any Restricted Stock Units settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.

Exhibit 10.3    Page 4

14.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, excluding any choice of law provision thereof that would result in the application of the laws of any other jurisdiction.
15.Amendment. Except as set forth herein, this Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Participant.
16.Entire Agreement. This Agreement, together with the applicable provisions of the Plan, constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, regarding the subject matter hereof.

OCEANEERING INTERNATIONAL, INC.

Award Date:	June 3, 2019	By:	/s/ David K. Lawrence
David K. Lawrence
Senior Vice President, General Counsel
and Secretary
The Participant hereby accepts the foregoing 2019 Restricted Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:	June 3, 2019	/s/ Charles W. Davison, Jr.

Participant’s Address:

Exhibit 10.3    Page 5

EXHIBIT A TO 2019
RESTRICTED STOCK UNIT AGREEMENT
Designation of Beneficiary
I, the undersigned individual (the “Participant”), hereby declare that upon my death, ____________________ (the “Beneficiary”) who is my ____________________ (relationship) and who resides at ____________________ (address), will be entitled to the Award which may become payable under the Plan and all other rights accorded the Participant under the Participant’s 2019 Restricted Stock Unit Agreement (capitalized terms used but not defined herein have the respective meanings assigned to them in such agreement).
It is understood that this designation of Beneficiary is made pursuant to the Agreement and is subject to the conditions stated therein, including the Beneficiary’s survival of Participant. If any such condition is not satisfied, such rights shall devolve to the Participant’s estate.
It is further understood that all prior designations of beneficiary under the Agreement are hereby revoked upon the filing of this designation with the Company. This designation of Beneficiary may only be revoked in writing, signed by the Participant, and filed with the Corporate Secretary of the Company prior to the Participant’s death.
PARTICIPANT:
_________________________________
Charles W. Davison, Jr.
_________________________________
Date

Exhibit 10.3    Page 6